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Exhibit 23.4

[KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]

November 14, 2003

        We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Business Bancorp, Inc. included as Annex B to the Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ KEEFE, BRUYETTE & WOODS, INC.
Keefe, Bruyette & Woods, Inc.

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  Exhibit 23.4